Exhibit 10.19



Description of Consulting Arrangement with Fernando Lezama



Mr. Lezama will be retiring from the Company on March 31, 2002. The Company has arranged for Mr. Lezama to provide consulting services to the Company relating principally to the Company's business in Latin America and Asia Pacific for a period of up to two years after his retirement. As compensation for these consulting services, the Company will pay Mr. Lezama during the consulting period a consulting fee equal to one-half of Mr. Lezama's base salary at the time of his retirement.